FOR IMMEDIATE RELEASE

STATIA TERMINALS GROUP N.V. TO SELL SUBSIDIARIES TO KANEB PIPE LINE PARTNERS; PUBLIC SHAREHOLDERS TO RECEIVE $18 PER SHARE

     TUMBLEDOWN DICK BAY, ST.  EUSTATIUS,  N.A.. . . November 13, 2001 . . . . .
Marine terminal operator Statia Terminals Group N.V. ("Statia" or the "Company") (Nasdaq: STNV) announced today that it has entered into a definitive agreement under which Kaneb Pipe Line Partners, L.P. (NYSE:KPP) will acquire the stock of Statia's three subsidiaries, including Statia Terminals International N.V., for a purchase price of approximately $307 million, including estimated cash on hand and the assumption of approximately $107 million of Statia debt.

     The shareholders of Statia, a Netherlands Antilles company, will be asked to approve the sale of the subsidiaries (which constitute substantially all of the assets of Statia), an amendment to the articles of incorporation implementing a distribution mechanism for the proceeds of the sale, and the subsequent liquidation of the Company, at an extraordinary meeting of shareholders to be held as soon as permissible.

     After giving effect to the proposed amendment to the articles of incorporation, the class A shareholders will receive, in the aggregate, $108.2 million, or $18.00 per class A share in the transaction, a premium of 39.5% to the closing price of Statia class A shares on November 12, 2001. Approximately
6.01 million class A shares are currently outstanding. Holder's of Statia's 3.8 million class B shares will receive, in the aggregate, $62.3 million, or $16.40 per class B share, and holders of Statia's 38,000 class C shares are expected to receive, in the aggregate, approximately $8.1 million. In addition, holders of options to purchase class A shares will be paid an aggregate of $13.9 million out of the sale proceeds in consideration for the surrender of such options.

     The transaction was approved unanimously by the Board of Directors of Statia, which also unanimously resolved to recommend that the holders of its class A and class B shares amend the articles of incorporation, approve the sale of the subsidiaries and approve the liquidation of the Company. Statia Terminals Holdings N.V. has granted Kaneb an irrevocable commitment to vote their approximately 39% ownership stake in Statia in favor of the transaction, assuming the class A shareholders approve the amendment to Statia's articles in a separate class vote. The transaction is expected to close in the first quarter of 2002.

     James G. Cameron, President and Chief Executive Officer of Statia, stated "This is a very attractive transaction for our public shareholders, for our dedicated employees and for our customers. Kaneb is a world-class organization, and we can look forward to a future with them that holds great promise."

     "The sale of Statia to Kaneb reflects the considerable progress we have made in recent years and offers our shareholders an opportunity to receive premium value for their shares. Statia today is one of the world's leading independent marine terminaling companies with world-class assets, strong financial results and a solid balance sheet. These achievements are a credit to our people, who have consistently demonstrated the experience and commitment necessary to capitalize on the potential of our assets. I look forward to working with the Kaneb management team to complete this transaction and successfully integrate our two companies."

     In addition to shareholder approval, the transaction is subject to regulatory approvals and other customary conditions. Statia expects to mail definitive proxy materials to its shareholders in the near future.

     Merrill Lynch & Co. served as financial advisor to Statia and Houlihan Lokey Howard & Zukin opined on the fairness of the transaction to the class A shareholders of Statia.

     Statia provides storage, blending, processing, and other marine terminaling services for crude oil, refined products and other bulk liquids to crude oil producers, integrated oil companies, traders, refiners, petrochemical companies, and others at its facilities located on the island of St. Eustatius, Netherlands Antilles, and at Point Tupper, Nova Scotia, Canada. The Company's facilities, with their deep-water ports, can accommodate substantially all of the world's largest oil tankers. In connection with its terminaling activities, Statia also provides value-added services, including delivery of bunker fuels to vessels, other petroleum product sales, emergency and spill response services, and ship services.

Note on Forward-Looking Statements

     This  announcement  contains  certain  statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the US federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company's and its subsidiaries' ability to control or estimate precisely, such as future market conditions, the behavior of other market participants and the actions of governmental regulators. These and other risk factors are detailed in the companies SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company and its subsidiaries do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

     This announcement is not a solicitation of proxies in favor of the proposed transaction, nor is it an offer to purchase or a solicitation of offers to sell shares of Statia. At the time the solicitation is commenced, Statia will file a proxy statement with the SEC with respect to such solicitation. Statia shareholders are advised to carefully read the proxy statement which will be filed with the SEC. The proxy statement will contain important information which should be read carefully before any decision is made with respect to the matters to be presented to shareholders. The proxy statement will be made available to all shareholders of Statia, at no expense to them and will also be available at no charge at the SEC's website at www.sec.gov.



Contact:

Statia Terminals Group N.V.,
Thomas M. Thompson, Jr.
954/698-0705
Email: info@statiaterm.com


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